Exhibit 10.25

RULES OF THE ODYSSEUS HOLDINGS EMPLOYEE
INCENTIVE PLAN – GLOBAL

Adopted by the Board of Directors of the Company on 31 March 2026

Contents

Clause		Page

1	Definitions	1
2	Interpretation	4
3	Eligibility	4
4	Grant process	4
5	Performance targets	5
6	Vesting and exercise of options	6
7	Impact of leaving	6
8	Corporate events	7
9	Lapse of options	8
10	Cash settlement	8
11	Recovery of option tax liability and related matters	9
12	Variation of share capital	9
13	Alteration of the plan	9
14	Administration	10
15	Service of documents	10
16	Third party rights	11
17	Rights attaching to shares	11
18	Data protection	11
19	Relationship with contract of employment	11
20	Non-transferability of options	12
21	Jurisdiction	12
US Appendix		13

i

1	Definitions

In this Plan:

“Administrator”	means any person appointed by the Company to carry out some or all aspects of the administration of the Plan

“Award Income”	means a gain, income or other compensation realised upon the vesting, exercise, assignment or release of, or acquisition of Shares pursuant to, an Option

“Committee”	means the remuneration committee of the board of directors of the Company or, following a change of Control of the Company, those persons who comprised the remuneration committee of the board of directors of the Company immediately before such change of Control (or in either case any duly authorised person(s))

“Company”

means, subject to Rule 8.6, Odysseus Holdings Limited, a private company organized under the laws of the Bailiwick of Jersey, Channel Islands with registered number 161481 with its registered address at 2 Hill Street, St Helier, JE2 4UA, Jersey

“Control”	means, in relation to a body corporate, the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)

by virtue of any power conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person, and Controlled will be construed accordingly

“Date of Grant”	means the date on which an Option is granted, was to be granted or was granted (as the context requires)

“Dealing Restriction”	means any restrictions imposed by the Company’s share dealing code or any other relevant requirement, guideline, regulation or law

“Eligible Company”	means any company of which the Company has Control

“Employee”	means any employee (including an executive director) of any member of the Group

“Employer’s Social Security Liability”	means any social security contributions payable by the Optionholder’s employer or any member of the Group including, in the United Kingdom, secondary Class I national insurance contributions

“Exchange of Options”	means the grant to the Optionholder, in consideration of the release of an Option, of rights to acquire shares in a company that has acquired Control of the Company (or such other company as the Committee may determine) being rights which are, in the opinion of the Committee, substantially equivalent in value to the value of such Option and otherwise on terms approved by the Committee

“Exercise Price”	means the price at which each Share subject to an Option may be acquired on exercise as determined by the Committee (adjusted, if applicable, pursuant to Rule 12)

“Gross Misconduct”	means misconduct justifying the termination of an individual’s employment by his employer either pursuant to the individual’s terms of employment or in circumstances where the employer is entitled to terminate that individual’s employment due to misconduct

“Group”	means the Company and all Eligible Companies and “member of the Group” shall be construed accordingly

“Internal Reorganisation”	means any transaction(s) which result in a change of Control of the Company (including, for the avoidance of doubt, any Takeover) but where immediately after such change of Control all or substantially all of the shares in the company which has acquired Control of the Company are held by persons who were shareholders in the Company immediately prior to the change of Control of the Company

“Leaves”	means ceases to hold any office or employment with any member of the Group and “Leaving” shall be construed accordingly

“Normal Vesting Date”	means the third anniversary of the Date of Grant or such other date as the Committee may specify in the relevant deed of grant

“Option”	means a right to acquire Shares granted under this Plan

“Option Certificate”	means the certificate provided to the Optionholder under Rule 4.3

“Optionholder”	means a person to whom an Option has been granted or, if that person has died and where the context requires, his Personal Representatives

“Option Tax Liability”

means any amount of, or representing, income tax or employees’ social security charges (and, to the extent provided for in the relevant deed of grant, any Employer’s Social Security Liability), or any equivalent charge in the nature of tax or social security or similar contributions (under the laws of any relevant jurisdiction) which may arise on or in connection with:

(a)	the grant, vesting, exercise or release of, or the acquisition of Shares or of any interest in Shares pursuant to, an Option;

(b)	the expiry of any statutory time period in relation to an Option; or
(c)

otherwise in relation to an Option including as a result of the cash settlement of an Option pursuant to Rule 10 or in relation to the United Kingdom any liability arising under Part 7A of the Income Tax (Earnings and Pensions) Act 2003

which has to be accounted for to any tax authority by a person other than the Optionholder

“Performance Period”	means the period determined by the Committee over which a Performance Target is to be measured

“Performance Target”	means any performance-related condition(s) relating to the performance of any one or more of the Company, an Eligible Company, a division and/or the Optionholder measured over the Performance Period specified for the relevant Option

“Personal Representatives”	means the personal representatives of an Optionholder being either:-
(a)	the executors of his will; or

(b)	if he dies intestate, the duly appointed administrator(s) of his estate; or

(c)	the relevant overseas equivalents

who, in each case, have produced to the Company evidence of their appointment as such

“Plan”	means the CoinShares International Limited Employee Incentive Plan – Global as set out in these Rules and as amended from time to time

“Share”	means fully paid ordinary shares in the capital of the Company

“Takeover”	has the meaning given in Rule 8.2

“Time Pro-Rata Reduction”	means a reduction in the number of Shares in respect of which the Option Vests determined based on the period between the Date of Grant and the date of Leaving, relative to the length of the Vesting Period

“US Appendix”	means the appendix attached hereto entitled “Special Provisions Applicable to US Taxpayers” which forms part of the Plan and sets forth special rules with respect to Options granted to US Taxpayers

“US Taxpayer”	means an Employee who, on the Date of Grant, is a citizen or resident of the United States and subject to United States Federal income tax

“Vest”	means an Option becoming exercisable in accordance with the Rules and any Performance Target and “Vested” and “Vesting” shall be construed accordingly

“Vesting Period”	means the period commencing on the Date of Grant and ending on the Normal Vesting Date

“Withholding Agent”

means any member of the Group, former member of the Group or any other entity or person required by law and designated by the Committee to deduct and/or account to the relevant tax authorities for an Optionholder’s Option Tax Liability

2	Interpretation

2.1	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.2	Words denoting the masculine gender shall include the feminine.

2.3	Words denoting the singular shall include the plural and vice versa.

2.4	References to “Rules” are to the rules of this Plan and no account should be taken of the Rule headings, which have been inserted for ease of reference only.

2.5	References to Shares in respect of which an Option subsists at any time are to be read and construed as references to the Shares over which the Option is then held (and in respect of which it has not then lapsed).

2.6	An Option shall not confer any beneficial interest in any Shares thereunder prior to the Optionholder (or his Personal Representatives) or his (or their) nominee being registered as the holder of those Shares and, for the avoidance of doubt, no Optionholder (nor his Personal Representatives) shall be entitled to any dividends paid or any other distribution made, or to exercise or to direct the exercise of any votes or any other rights, in respect of any such Shares by reference to a record date before he (or they) or his (or their) nominee is registered as the holder of the Shares.

3	Eligibility

An Option may only be granted to an Employee.

4	Grant process

4.1	No monetary consideration shall be payable for the grant of an Option.

4.2	An Option shall be granted by the Company executing a deed.

4.3	The following terms of an Option must be stated at the Date of Grant and contained in the Option Certificate which must be provided to the Optionholder on or as soon as practicable after the Date of Grant:

(a)	the Date of Grant;

(b)	the number and description of Shares subject to the Option;

(c)	the Exercise Price;

(d)	the terms and conditions upon which the Option may Vest including any Performance Target to which the Option is subject;

(e)	the Normal Vesting Date and the times at which the Option may be exercised (in whole or part);

(f)	the circumstances under which the Option may lapse or be cancelled (in whole or part);

(g)	whether the Option is subject to the terms of the US Appendix, and if so whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option (with the terms Incentive Stock Option and Non-Qualified Stock Option having the meaning given to them in the US Appendix);

(h)	if the Committee specifies in the relevant deed of grant that it is a condition of the exercise of the Option, that the Optionholder shall agree with and undertake to the Company and (if different) the Withholding Agent that the Withholding Agent may recover from the Optionholder:-

(i)	the whole or such part as the Committee may determine of any Employer’s Social Security Liability payable in respect of any Award Income; and

(ii)	to the extent lawful, the whole or such part as the Committee may determine of any other amount in the nature of tax or social security contributions (under the laws of the relevant jurisdiction) for which a person other than the Optionholder is primarily liable to account in connection with the Optionholder’s participation in the Plan; and

(i)	the Optionholder shall, if required to do so, as an additional condition of exercise enter into such documentation as the Committee may require for the transfer to the Optionholder of the whole, or such part as the Committee may determine, of any Employer’s Social Security Liability on any Award Income; and

(j)	such other information as the Committee may determine.

5	Performance targets

5.1	When an Option is granted, the Committee shall determine whether all or part of the Option shall be subject to a Performance Target.

5.2	The terms of any Performance Target applying to an Option shall be set out in the deed of grant.

5.3	Any Performance Target:

(a)	may be waived by the Committee where it deems it appropriate; and

(b)	may not subsequently be varied unless an event happens or circumstances arise which cause the Committee to determine that such Performance Target has ceased to be appropriate. In that case the Committee may in its discretion vary such Performance Target in such manner as it sees fit.

6	Vesting and exercise of options

6.1	Subject to Rule 6.3, an Option will Vest on the Normal Vesting Date except where earlier Vesting occurs pursuant to Rule 8.1.

6.2	An Option may, subject to Rule 6.3 and Rule 11, be exercised on or after the date of Vesting up to and including the day before the tenth anniversary of the Date of Grant (or such earlier date as the Committee may specify in the deed of grant).

6.3	An Option may not Vest or be exercised, nor may any Shares be issued or transferred to or to the order of the Optionholder following the exercise of an Option, if such Vesting, exercise, issue or transfer is prevented by a Dealing Restriction. If any Vesting, exercise, issue or transfer is prevented by any Dealing Restriction the relevant event will be delayed until the Dealing Restriction no longer applies.

6.4	Subject to Rule 6.3 and Rule 11, the Company shall issue, transfer, or procure the issue or transfer, to (or to the order of) the Optionholder the Shares in respect of which an Option is exercised within 30 days of the date of exercise.

6.5	To exercise an Option, the Optionholder shall serve a notice on the Company which:-

(a)	specifies the number of Shares over which the Option is exercised on that occasion, which shall not exceed the number of Shares in respect of which the Option has Vested;

(b)	is accompanied by the payment of the Exercise Price or which sets out arrangements acceptable to the Company in respect of the payment of that amount; and

(c)	is otherwise in such form as the Committee may from time to time determine and notify to the Optionholder.

For the avoidance of doubt, any notice so provided by an Optionholder may be submitted in an electronic format.

6.6	As soon as reasonably practicable after the issue or transfer of any Shares upon the exercise of an Option the Company shall procure:-

(a)	the issue of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time for the Shares issued or transferred to the Optionholder; and

(b)	if Shares are to be issued and, on the date of issue, Shares of the same class are listed on any stock exchange, that any Shares so issued are admitted to listing or trading (as applicable).

6.7	If any Shares do not Vest in consequence of a Performance Target not being satisfied in full the Option shall lapse in respect of such unvested Shares.

6.8	Subject to Rule 11, if the Optionholder requests, some or all of the Shares he acquires on the exercise of an Option may be issued or transferred to a nominee of the Optionholder, provided that beneficial ownership of the Shares vests in the Optionholder.

7	Impact of leaving

7.1	If an Optionholder Leaves by reason of:

(a)	death;

(b)	injury or disability evidenced to the satisfaction of the Committee;

(c)	retirement;

(d)	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(e)	his employing company ceasing to be under the Control of the Company; or

(f)	for any other reason, if the Committee so decides,

then, subject to Rule 6.3 and Rule 8, his Option shall Vest on the Normal Vesting Date in accordance with the terms set out in the Option Certificate and the terms of the Plan subject to a Time Pro-Rata Reduction, unless the Committee determines that a Time Pro-Rata Reduction shall not apply.

7.2	If an Optionholder Leaves for any reason other than those set out in Rule 7.1, then any Option held by him shall lapse when he Leaves.

8	Corporate events

8.1	Subject to Rule 8.4 and Rule 8.5, all Options shall Vest on a Takeover. The Committee will determine whether the Performance Target should be applied up to the date of the Takeover, or waived.

8.2	For the purposes of this Rule 8, a “Takeover” means:

(a)	any person obtaining Control of the Company as a result of making a general offer to acquire Shares;

(b)	any person who has obtained Control of the Company making a general offer to acquire Shares;

(c)	the court sanctions a compromise or arrangement between the Company and its shareholders under section 125 of the Companies (Jersey) Law 1991 in connection with or for the purposes of a change in Control of the Company;

(d)	a person first becomes bound or entitled to acquire Shares under sections 117 to 118 of the Companies (Jersey) Law 1991, or would be so entitled but for the fact that there were no dissenting shareholders and, for the purpose of this Rule 8.2, a person shall be deemed to have obtained Control if such person and others acting in concert with such person have together obtained Control.

8.3	In the event of a Takeover, all Options may be exercised:

(a)	within one month of the Takeover, where Rule 8.2(a), Rule 8.2(b) or Rule 8.2(c) applies; or

(b)	where Rule 8.2(d) applies, while that person remains so bound or entitled and shall lapse at the end of that period to the extent they have not been exercised.

8.4	If the Committee determines that it expects a Takeover to occur it may make arrangements permitting Options to be exercised on such date shortly before the Takeover as it sees fit and the Committee shall also determine the period during which Options may be exercised and when Options shall lapse in such circumstances.

8.5	If there is a Takeover or Internal Reorganisation and Optionholders are invited to accept an Exchange of Options, or the Committee determines that there will be an automatic Exchange of Options, Options shall not Vest as a result of the Takeover or Internal Reorganisation and at the end of the period in which Optionholders may accept such an invitation or upon an automatic Exchange of Options (as applicable) the Options shall lapse in full.

8.6	Where relevant, following an Exchange of Options all references to the Company shall apply as if they were references to the company that has acquired control of the Company or, as the case may be, the other company in respect of whose shares the new right is granted, all references to “Shares” shall be construed as references to the shares over which the new right is granted and all other references shall be construed accordingly as necessary to give effect to this Plan.

8.7	All Options shall Vest upon the Company passing a resolution for a voluntary winding up and may be exercised within one month of the passing of such resolution and shall lapse at the end of that period to the extent that they have not been exercised.

9	Lapse of options

9.1	An Option shall lapse on the earliest of:

(a)	where Rule 7.2 applies the date of Leaving;

(b)	the period specified in Rule 8.3;

(c)	the period specified pursuant to Rule 8.4;

(d)	the period specified in Rule 8.5;

(e)	the period specified in Rule 8.7;

(f)	the tenth anniversary of the Date of Grant, or such earlier date as the Committee may specify in the deed of grant;

(g)	the date upon which the Optionholder is adjudicated bankrupt;

(h)	any breach, or purported breach, of Rule 20 by the Optionholder; and

(i)	the date on which, and to the extent that, the Committee determines than any Performance Target has not been satisfied.

10	Cash settlement

10.1	The Committee may, if it sees fit in the context of a Takeover or other exceptional circumstance, determine that the exercise of any Option shall be settled by the making of a cash payment to the Optionholder equal to the market value (as determined by the Committee) of the Shares in respect of which it is exercised less the amount of the Exercise Price.

10.2	The Company may settle any right to a cash payment under this Rule 10 by issuing or transferring, or procuring the issue or transfer of, Shares to the Optionholder of an equivalent value.

10.3	The Rules of this Plan will apply to any Option subject to this Rule 10 and the Committee shall interpret the Rules accordingly.

10.4	This Rule 10 shall not apply to an Option if its application would cause any adverse issues for any member of the Group or an Optionholder. Such adverse issues may relate, but shall not be limited to, securities law, exchange control, tax or social security.

11	Recovery of option tax liability and related matters

11.1	The Optionholder shall indemnify the Withholding Agent against any Option Tax Liability and, if required by the Committee, he shall enter into any relevant tax elections, including in the United States an election under section 83(b) of the US Internal Revenue Code and in the United Kingdom an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

11.2	An Option may not be exercised unless the Optionholder:

(a)	has agreed in writing to pay an amount equal to the Option Tax Liability to the Withholding Agent (or such other person as the Withholding Agent may nominate); and

(b)	has made arrangements acceptable to the Company and the Withholding Agent (if different) to make any such payment.

11.3	If any Withholding Agent is obliged in any jurisdiction to account for any Option Tax Liability, and neither the Withholding Agent nor (if relevant) its nominee has received the necessary amount from the Optionholder in order to discharge such liability, the Company and the Withholding Agent (if different) shall be entitled to:

(a)	procure the sale of a sufficient number of the Shares, on behalf of and as agent for the Optionholder, which would otherwise have been deliverable to the Optionholder on the exercise of an Option to realise sale proceeds equivalent to the Option Tax Liability and apply such sale proceeds in satisfaction of the Option Tax Liability; and/or

(b)	withhold the amount of the Option Tax Liability from cash payments (net of applicable taxes) including but not limited to salary, bonus or any other cash benefit otherwise to be made to the Optionholder by any member of the Group and apply such withheld amounts in satisfaction of the Option Tax Liability, and the Committee may make such arrangements and determinations in this regard, consistent with these Rules, as it may consider to be appropriate.

12	Variation of share capital

12.1	In the event of any variation in the share capital of the Company, or any capitalisation of profits or reserves by way of any consolidation, sub-division or reduction of the Company’s share capital, or in respect of any discount element in any rights issue:

(a)	the number of Shares subject to an Option;

(b)	the Exercise Price; and/or

(c)	the description of the shares which may be acquired,

may be varied by the Committee so far as necessary to take account of the relevant event.

12.2	The Committee shall notify Optionholders in such manner as it thinks fit of any adjustment made under Rule 12.1 and may call in, cancel, endorse, issue or re-issue or amend any Option Certificate as a result of any such adjustment.

13	Alteration of the plan

13.1	The Committee may alter or amend any of the provisions of the Plan in any respect.

14	Administration

14.1	The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Rules of this Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan. The Committee may also make and vary such rules and regulations not inconsistent with the Rules of this Plan and establish such procedures for its administration and implementation as it thinks fit. Decisions of the Committee shall be final and binding on all parties.

14.2	If any question, dispute or disagreement arises as to the interpretation of this Plan or of any rules, regulations or procedures relating to it or as to any question or right arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

14.3	The exercise of, or failure to exercise, any discretion by the Committee shall not be open to question by any person and an Optionholder or former Optionholder shall have no rights in relation to such exercise, or any omission to exercise, any such discretion.

15	Service of documents

15.1	Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company or Administrator to any Employee or Optionholder in accordance or in connection with this Plan may be given in such electronic format as the Company or Administrator (as applicable) decides and communicates to the Employee or Optionholder or by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email to the Employee’s or Optionholder’s (as applicable) home or work address, facsimile number or email address last known to the Company or Administrator (as applicable) to be the Employee or Optionholder’s address, facsimile number or email address. Subject to Rule 15.4, any notice or document given in accordance with this Rule 15.1 shall be deemed to have been given:-

(a)	if delivered in electronic format (other than email), at such time as the Committee determines;

(b)	upon delivery, if delivered by hand;

(c)	after 24 hours, if sent by post;

(d)	after 4 hours, if sent by facsimile transmission; and

(e)	at the time of transmission, if sent by email SAVE THAT a notice or document shall not be duly given by email unless that person is known by his employer company to have personal access during his normal business hours to information sent to him by email.

15.2	Any notice or document so sent to an Employee or Optionholder shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company or Administrator (as applicable) has notice of his death) except where his Personal Representatives have supplied the Company or Administrator (as applicable) an alternative address to which documents are to be sent to the Company.

15.3	Any notice or document to be submitted or given to the Company or any Administrator in accordance or in connection with this Plan may be given in such electronic format as the Company or Administrator (as applicable) allows, by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email but shall not in any event be duly given unless it is actually received by the secretary of the Company (or such other individual as may from time to time be nominated by the Company and whose name and address, facsimile number, email address or other relevant contact details are notified to the Employee or Optionholder (as applicable)) or by the Administrator (as applicable).

15.4	For the purposes of this Plan, an email shall be treated as not having been duly sent or received if the recipient of such email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or email.

15.5	By participating in this Plan, the Optionholder agrees that the Company and any Administrator may treat the electronic submission of any document, instruction or other communication as being equivalent to having received a signed hard copy of the relevant document, instruction or other communication from him.

15.6	For the avoidance of doubt, notices and documents may be treated as given in electronic format if submitted via any website operated by the Company or any Administrator for the purposes of communicating and administering the Plan.

16	Third party rights

The Plan confers no benefit, right or expectation on an individual who is not an Optionholder . No other person may enforce any term of this Plan.

17	Rights attaching to shares

17.1	The issue or transfer of any Shares under this Plan shall be subject to the Company’s Articles of Association and to any necessary consents of any governmental or other authorities (whether in Jersey, the United Kingdom or otherwise) under any enactments or regulations from time to time in force.

17.2	The Optionholder shall comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

17.3	All Shares issued or transferred under this Plan shall rank equally in all respects with the Shares then in issue, except for any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

18	Data protection

For the purpose of operating the Plan, members of the Group will collect, use, process and transfer information relating to Employees and Optionholders in accordance with the Company’s data privacy notice which is available on the Company’s intranet.

19	Relationship with contract of employment

19.1	The grant of an Option shall not form part of the Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment and benefits under this Plan shall not be pensionable.

19.2	The rights and obligations of an Optionholder under the terms of his contract of employment with the Company or any other member of the Group shall not be affected by the granting of an Option or his participation in this Plan.

19.3	The existence of a contract of employment between the Optionholder and the Company or any other member of the Group does not give the Optionholder any right or entitlement to have an Option granted to him at any time in respect of any number of Shares or cash amount, nor any expectation that an Option might be granted to him, whether subject to any conditions or at all.

19.4	Neither the existence of this Plan nor the fact that an individual has on any occasion been granted an Option shall give such individual any right, entitlement or expectation that he has or will in future have any such right, entitlement or expectation to participate in this Plan by being granted an Option on any other occasion.

19.5	The rights or opportunity granted to an Optionholder on the granting of an Option shall not give the Optionholder any rights or additional rights to compensation or damages in consequence of either:-

(a)	the Optionholder giving or receiving notice of termination of his office or employment; or

(b)	the loss or termination of his office or employment with the Company or any other member of the Group for any reason whatsoever whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

19.6	An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain Shares, or any interest in Shares, or to receive any cash amount pursuant to an Option in consequence of:-

(a)	the Optionholder giving or receiving notice of termination of his office or employment (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair);

(b)	the loss or termination of his office or employment with the Company or any other member of the Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

(c)	the exercise by the Committee of, or any failure by the Committee to exercise, any discretion in accordance with any Rule of this Plan;

(d)	any other reason.

20	Non-transferability of options

An Option is personal to an Optionholder and may not be transferred during his lifetime. If an Optionholder transfers, assigns, mortgages, charges or otherwise disposes of an Option (other than to his Personal Representatives) the Option shall lapse.

21	Jurisdiction

21.1	This Plan and any Option shall be governed by and construed in all respects in accordance with the laws of England and Wales.

21.2	The courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning an Option and any matter arising from or in relation to this Plan.

US Appendix

SPECIAL PROVISIONS APPLICABLE TO US TAXPAYERS

This Appendix sets forth special provisions of the Plan that apply to US Taxpayers and forms part of the Plan. All capitalized terms, to the extent not otherwise defined herein, shall have the meanings set forth in the Plan.

1	Definitions

For the purposes of this Appendix

“Date Of Grant”	means the date on which the Committee or the Company’s board resolves to grant the relevant Option to a US Taxpayer; (provided that such corporate action shall not be considered complete until the date on which the maximum number of Shares that can be purchased under the Option and the Exercise Price are fixed or determinable; if the corporate action contemplates an immediate offer of Shares for sale to a class of Employees, then the date of the granting of an Option is the time or date of that if the corporate action contemplates a particular date on which the offer is to be made, then the date of grant is the contemplated date of the offer); in the resolution allocating any Option grant, the Committee may determine that the Date of Grant shall be a future date determined in the manner specified in such resolution

“Disability”	means, with respect to any Incentive Stock Option, the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months

“Dividend Equivalent”	means a payment equivalent in amount to a dividend paid with respect to a Share to the Company’s shareholders

“Fair Market Value”	means:

	(a)	if the Shares are traded on a stock exchange,

		(i)	and if the Shares are traded on that date, the closing sale price of the Shares on that date; or

		(ii)	if the Shares are not traded on that date, the closing sale price of the Shares on the last trading date immediately preceding that date;

as reported on the principal securities exchange on which the Shares are traded; or

	(b)	if the Shares are traded in the over-the-counter market,

		(i)	and if the Shares are traded on that date, the average between the high bid and low asked price on that date; or

(ii) if the Shares are not traded on that date, the average between the high bid and low asked price on the last trading date immediately preceding that date;

as reported in such over-the-counter market; provided, however, that (x) if the Shares are not so traded, or (y) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another method or means for determining such fair market value, which method or means shall comply with the requirements of a reasonable valuation method as described under Section 409A of the US Internal Revenue Code

“Incentive Stock Option”	means any Option that is designated as an incentive stock option and that is intended to satisfy the requirements of section 422 of the US Internal Revenue Code

“Non-Qualified Stock Option”	means any Option granted to a US Taxpayer that is not an Incentive Stock Option

“Parent Corporation”	means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain

“Related Entity”

means, with respect to Options granted to a US Taxpayer, any corporation, partnership, limited liability company or other entity or organization which, directly or indirectly, is controlled by the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean ownership of equity securities possessing (a) at least 50 percent of the total combined voting power of all classes of equity securities entitled to vote or (b) at least 50 percent of the total value of shares or other units of all classes of equity securities of such entity

“Subsidiary Corporation”	means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in an unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain

“Ten Percent Owner”

means a US Taxpayer who, at the time an Option is granted, owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the US Internal Revenue Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation, within the meaning of Section 422(b)(6) of the US Internal Revenue Code

“US Internal Revenue Code”	means the United States Internal Revenue Code of 1986, as amended

2.	INCENTIVE STOCK OPTIONS

2.1	Classification of Stock Options. Options granted under the Plan to a US Taxpayer may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may only be granted to an Employee of the Company or a Subsidiary Corporation and Non-Qualified Stock Options may only be granted to an Employee of the Company or a Related Entity. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be and remain in effect and be treated as a Non-Qualified Stock Option.

2.2	Term of Incentive Stock Option. No Incentive Stock Option may be exercisable more than 10 years from the Date of Grant or, in the case of an Incentive Stock Option granted to a Ten Percent Owner, more than 5 years from the Date of Grant.

2.3	Plan Limit on Incentive Stock Options. The aggregate number of Shares which may be issued under the Plan pursuant to Incentive Stock Options shall not exceed 5,000,000. That limit will be subject to adjustment in the event of a variation of share capital described in Rule 12 of the Plan, provided that any such adjustment complies with Section 424 of the US Internal Revenue Code and Section 1.424-1(a) of the US Treasury regulations; and provided further that such adjustment shall comply with the requirements of Section 409A of the US Internal Revenue Code applicable to such adjustment.

2.4	Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value of Shares (determined as of the Date of Grant) with respect to which Incentive Stock Options that satisfy the requirements of section 422 of the US Internal Revenue Code are exercisable for the first time by an individual during any calendar year (under the Plan and all other plans of the Company and its Parent Corporations and Subsidiary Corporations) exceeds US$100,000, such Options will be treated as Non-Qualified Stock Options. In reducing the number of Options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option

2.5	Exercise Price. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the Exercise Price of such Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Shares determined as of the Date of Grant. For all other US Taxpayers, the Exercise Price of an Option shall not be less than 100% of the Fair Market Value of the Shares determined as of the Date of Grant.

2.6	Limitation on Exercise of Incentive Stock Option. To the extent that an Incentive Stock Option is not exercised on or prior to the date that is three (3) months following the date on which the Employee ceases to be employed by the Company (or by any Subsidiary Corporation), such Option will no longer qualify as an Incentive Stock Option. Notwithstanding the foregoing, if an Employee’s termination of employment is due to Disability or death, to the extent that an Incentive Stock Option is not exercised on or prior to the date that is one year following the date on which the Employee ceases to be employed by the Company (or by any Subsidiary Corporation), such Option will no longer qualify as an Incentive Stock Option. Nothing in this paragraph shall have the effect of extending the period during which an Option otherwise may be exercised pursuant to its terms.

2.7	Method of Exercise of Options. A “cashless exercise” of an Incentive Stock Option will result in loss of Incentive Stock Option tax treatment in respect of those Shares sold to realise the Exercise Price.

2.8	Option Certificate. The Option Certificate for US Taxpayers may specify whether such Option is an Incentive Stock Option or a Non-Qualified Stock Option. If no such specification is made or if the Option is designated as an Incentive Stock Option, the Option will be (a) an Incentive Stock Option if and to the extent that all of the requirements under the US Internal Revenue Code are satisfied, and (b) in all other cases and to any remaining extent, a Non-Qualified Stock Option.

2.9	Notification of Disqualifying Disposition. If any Employee makes any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in section 421(b) of the US Internal Revenue Code (relating to certain disqualifying dispositions), such individual shall notify the Company of such disposition within ten (10) days thereof.

2.10	Termination of Employment. In the case of an Incentive Stock Option, an Employee will incur a termination of employment upon the termination of the Employee’s employment relationship with all of the Company, any Parent Corporation, and any Subsidiary Corporation.

2.11	Non-Assignability. No Incentive Stock Option shall be transferable by the Employee otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the Employee’s lifetime, only by the Employee, or by the Employee’s legal representative in the event of the Employee’s death or Disability.

3.	TAXES

3.1	Payment of Taxes. Each US Taxpayer is solely responsible for the satisfaction of all taxes and penalties that may be imposed on such US Taxpayer in connection with the receipt, vesting or exercise of the Option or the holding or disposition of Shares acquired pursuant to the exercise of the Option. The Company makes no representation about the applicability of Section 409A or 422 of the US Internal Revenue Code to the Option and, by accepting the Option, an Employee covenants and agrees that the Company shall have no liability to the Employee in the event that Section 409A of the US Internal Revenue Code is or becomes applicable to the Option or Section 422 of the US Internal Revenue Code is not applicable. Each Employee will be solely responsible for any taxes, and any related interest, penalties and other charges associated with the receipt, vesting and exercise of the Option and the holding and disposition of shares acquired upon the exercise of the Option, including taxes, interest, penalties and other charges resulting from a failure by the Plan or the Option to comply with Section 409A of the US Internal Revenue Code, and the Company shall have no responsibility or liability to the Employee or any other person or tax authority with respect to same.

4.	MISCELLANEOUS

4.1	No Dividend Equivalent Rights. An Option granted under the Plan to a US Taxpayer may not be granted with any Dividend Equivalents rights.

4.2	Amendments. An amendment to increase the aggregate number of Shares which may be issued under the Plan and made subject to Incentive Stock Options as set forth in Section 2.3 of this Appendix or to expand the class of individuals eligible to receive Incentive Stock Options under the Plan shall be subject to approval by the Company’s shareholders within 12 months of adoption of such amendment.

4.3	Effective Date; Shareholder Approval. Options may be granted under this Appendix from and after the date of adoption of the Plan by the Board (the “Effective Date”), provided that if the Company’s shareholders fail to approve the Plan and this Appendix within 12 months of the Effective Date, no Option granted before or after such date will qualify as an Incentive Stock Option and, instead, any such Option will be treated as a Non-Qualified Stock Option; and provided further that, if any Option granted on or before the date that is 12 months of the Effective Date is designated or would otherwise qualify as an Incentive Stock Option, such Option may in no event become exercisable prior to such date or, if earlier, the date the Company’s shareholders approve the Plan and this Appendix. No Incentive Stock Options may be granted, if at all, after the tenth anniversary of the earlier of the Effective Date or the date the Plan including this Appendix are approved by the Company’s shareholders.

4.4	Priority. Except as specifically provided in this Appendix, the provisions of the Plan and the Employee’s Option Certificate shall govern for Employees who are US Taxpayers, and, in the event of any inconsistency or conflict between the provisions of (i) the Plan and/or an Employee’s Option Certificate, and (ii) this Appendix, the terms of this Appendix shall prevail.

French Appendix

SPECIAL PROVISIONS APPLICABLE TO FRENCH TAXPAYERS

This Appendix sets forth special provisions of the Plan that apply to French taxpayers and forms part of the Plan. All capitalized terms, to the extent not otherwise defined herein, shall have the meanings set forth in the Plan.

None of the French taxpayers shall hold more than 10% of the share capital of the Company at the time of the grant of the Options.

The Options shall not at any point of time represent more than 10% of the share capital of the Company.